As Filed With the Securities and Exchange Commission on November 16, 2018

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKOUSTIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-1229046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9805 Northcross Center Court, Suite A
Huntersville, NC	28078
(Address of principal executive offices)	(Zip Code)

AKOUSTIS TECHNOLOGIES, INC. 2018 STOCK INCENTIVE PLAN

AKOUSTIS TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Jeffrey B. Shealy

Chief Executive Officer

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Name and address of agent for service)

(704) 997-5735

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2018 Stock Incentive Plan
Common Stock, par value $0.001 per share	3,750,000	(3)	$4.83	$18,112,500	$2,195.24
Employee Stock Purchase Plan
Common Stock, par value $0.001 per share	500,000	(4)	$4.83	$2,415,000	$292.70
Total Registration Fee					$2,487.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based on the average of the high and low prices for the Common Stock on November 15, 2018 as reported on The Nasdaq Capital Market.

(3)	Represents 3,750,000 shares of Common Stock issuable pursuant to the 2018 Stock Incentive Plan of Akoustis Technologies, Inc., a Delaware corporation (the “Company”), which includes 750,000 shares of Common Stock representing an estimate of shares that may be issued pursuant to awards under the Company’s 2014 Stock Plan, 2015 Equity Incentive Plan and 2016 Stock Incentive Plan that are forfeited, cancelled, terminated, expire or lapse for any reason without the issuance of shares or pursuant to which such shares are reacquired by the Company.

(4)	Represents 500,000 shares of Common Stock issuable pursuant to the Company’s Employee Stock Purchase Plan.

EXPLANATORY NOTE

This registration statement is filed by Akoustis Technologies, Inc., a Delaware corporation (the “Company” or “Registrant”), for the purpose of registering the offer and sale of certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under (i) the Akoustis Technologies, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) and (ii) the Akoustis Technologies, Inc. Employee Stock Purchase Plan (the “ESPP”), each as approved by the Company’s stockholders on November 1, 2018.

The maximum number of shares of Common Stock that may be issued under the 2018 Plan shall be the sum of 3,000,000 plus any shares subject to any award granted under three compensation plans previously approved by the Company’s stockholders: the 2014 Stock Plan (the “2014 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”), and the 2016 Stock Incentive Plan (the “2016 Plan” and, together with the 2014 Plan and 2015 Plan, the “Prior Plans”), that are forfeited, cancelled, terminated, expire or lapse for any reason without the issuance of shares or pursuant to which such shares are reacquired by the Company. As of November 1, 2018, no further awards will be granted under the 2016 Plan although awards under the 2016 Plan and the other Prior Plans that are outstanding will continue in accordance with their terms. The offer and sale of shares of Common Stock issued pursuant to the terms of the 2014 Plan and 2015 Plan were previously registered under the Company’s registration statement on Form S-8, File No. 333-222917, filed with the Securities and Exchange Commission (the “Commission”) on February 7, 2018. The offer and sale of shares of Common Stock issuable pursuant to the terms of the 2016 Plan were previously registered under the Company’s registration statement on Form S-8, File No. 333-215153, filed with the Commission on December 16, 2016.

Additionally, 500,000 shares of Common Stock have been reserved for issuance under the ESPP. Shares of Common Stock issued under the ESPP may be newly issued shares, treasury shares, or shares acquired on the open market. If an option granted under the ESPP expires or is terminated unexercised for any reason, the shares issuable upon exercise of such option so expired or terminated again may be made subject to an option granted under the ESPP.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by this Item 1 is omitted from the registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed on August 29, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed on November 5, 2018;

•	Current Reports on Form 8-K filed on July 27, 2018, October 1, 2018, October 18, 2018, October 23, 2018, November 5, 2018 and November 14, 2018 (other than the portions of such documents furnished but deemed not to have been filed); and

•	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (File No. 001-38029), filed pursuant to Section 12(g) of the Exchange Act on March 10, 2017, including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

2

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation (the “Certificate of Incorporation”) provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

3

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent under applicable law. The Company’s by-laws (the “By-Laws”), state that the Company shall indemnify every present or former director, officer, employee, or agent of the Company or person who is or was serving at the Company’s request as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnitee”).

The Company’s By-Laws provide that the Company shall indemnify an Indemnitee against all judgments, fines, amounts paid in settlement and reasonable expenses actually and reasonably incurred by the Indemnitee in connection with any proceeding in which he was, or is threatened to be made, a party by reason of his serving or having served, if it is determined that the Indemnitee (a) acted in good faith, (b) reasonably believed that such action was in, or not opposed to, the Company’s best interests and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that the Company shall not be obligated to indemnify an Indemnitee that was threatened to be made a party but does not become a party unless the incurring of such expenses was authorized by or under the authority of the Board of Directors, and the Company shall not be obligated to indemnify against any amount paid in settlement unless the Board of Directors has consented to such settlement. In any action brought by or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any proceeding if a final adjudication establishes that the Indemnitee is liable to the Company, unless the court determines that such person is fairly and reasonably entitled to indemnity. The Company may indemnify an Indemnitee who has served, or prepared to serve, as a witness in, but is not a party to, any action, suit, or proceeding. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) through (c) above.

Expenses incurred by any present or former director or officer of the Company in defending any civil, criminal, administrative, or investigative action, suit, or proceeding, shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Expenses and costs incurred by other Indemnitees may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon a similar undertaking.

4

Other than discussed above, neither the Company’s By-Laws nor its Certificate of Incorporation includes any specific indemnification provisions for the Company’s officers or directors against liability under the Securities Act. The Company has also purchased insurance providing for indemnification of its directors and officers. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Articles of Conversion of the Company, as filed with the Nevada Secretary of State on December 15, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016)

4.2	Certificate of Conversion of the Company, as filed with the Delaware Secretary of State on December 15, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2016)

4.3	Certificate of Incorporation, as filed with the Delaware Secretary of State on December 15, 2016 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2016)

4.4	By-Laws of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2016)

4.5	Specimen certificate representing shares of common stock of Akoustis Technologies, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on February 7, 2018)

4.6.1	Akoustis, Inc. 2014 Stock Plan (incorporated by reference to Exhibit 10.10 to the Company’s Transition Report on Form 10-K filed with the SEC on October 31, 2016)

4.6.2	Form of Restricted Stock Purchase Agreement under the 2014 Stock Plan between the Company (as assignee of Akoustis, Inc.) and each of Steve DenBaars, Mark Boomgarden and Arthur Geiss (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2015)

5

4.6.3	Form of Amendment to Restricted Stock Purchase Agreement under the 2014 Stock Plan between the Company and each of Steve DenBaars and Mark Boomgarden (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2016)

4.6.4	Declaration of Amendment to the Akoustis, Inc. 2014 Stock Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017)

4.7.1	Akoustis Technologies, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2015)

4.7.2	Form of Stock Option Agreement under the Akoustis Technologies, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2015)

4.7.3	Form of Restricted Stock Agreement, under the Akoustis Technologies, Inc. 2015 Equity Incentive Plan, between the Company and each of Mark Boomgarden, Dave Aichele and Cindy Payne (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2016)

4.8.1	Akoustis Technologies, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016)

4.8.2	Form of Restricted Stock Award Agreement under the Akoustis Technologies, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 14, 2017)

4.8.3	Revised Form of Restricted Stock Award Agreement under the Akoustis Technologies, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2017)

4.9	Akoustis Technologies, Inc. 2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on September 18, 2018)

4.10	Form of Restricted Stock Unit Award Agreement under the Akoustis Technologies, Inc. 2018 Stock Incentive Plan, filed herewith

6

4.11	Form of Performance-Based Restricted Stock Unit Award Agreement under the Akoustis Technologies, Inc. 2018 Stock Incentive Plan, filed herewith

4.12	Form of Nonqualified Option Award Agreement under the Akoustis Technologies, Inc. 2018 Stock Incentive Plan, filed herewith

4.13	Akoustis Technologies, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on September 18, 2018)

5.1	Opinion of K&L Gates LLP, filed herewith

23.1	Consent of Marcum LLP, filed herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1 to the registration statement and filed herewith)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

7

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntersville, State of North Carolina, on November 16, 2018.

AKOUSTIS TECHNOLOGIES, INC.

By	/s/ Jeffrey B. Shealy
Jeffrey B. Shealy
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey B. Shealy and Kenneth Boller his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey B. Shealy	President and Chief Executive Officer	November 16, 2018
Jeffrey B. Shealy	and Director
(Principal Executive Officer)

/s/ Kenneth Boller	Interim Chief Financial Officer	November 16, 2018
Kenneth Boller	(Principal Financial and Accounting Officer)

/s/ Arthur E. Geiss	Co-Chairman of the Board	November 16, 2018
Arthur E. Geiss

/s/ Jerry D. Neal	Co-Chairman of the Board	November 16, 2018
Jerry D. Neal

/s/ Steven P. DenBaars	Director	November 16, 2018
Steven P. DenBaars

/s/ Jeffrey K. McMahon	Director	November 16, 2018
Jeffrey K. McMahon

/s/ Steven P. Miller	Director	November 16, 2018
Steven P. Miller

/s/ Suzanne B. Rudy	Director	November 16, 2018
Suzanne B. Rudy